SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Under Rule 14a-12

Avalara, Inc.

(Name of Registrant as Specified in Its Charter)

Altair US, LLC

Richard H. Bailey

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

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On September 28, 2022, Altair US, LLC issued a press release detailing its response to certain claims made by Avalara, Inc. ("Avalara") regarding the proposed acquisition of Avalara by affiliates of Vista Equity Partners Management, LLC and linking to a supplemental presentation to shareholders. Copies of the press release and supplemental presentation are attached as Exhibit A and Exhibit B, respectively.

Exhibit A

Altair Issues New Investor Presentation Addressing Avalara’s Recent Misleading Claims
About Its Proposed Sale to Vista Equity

Company Appears to Manipulate Data and Overstate Avalara’s Challenges
to Justify Its Disappointing Sale

Company’s Own Presentation Reinforces Altair’s Belief that the Board Chose the Wrong Time to Sell, Conducted a Flawed Sale Process and Agreed to an Inadequate Price

SANTA ROSA, Calif., Sept. 28, 2022 /PRNewswire/ -- Altair US, LLC ("Altair" or "we"), a pre-IPO angel investor in Avalara, Inc. (NYSE: AVLR) (the "Company" or "Avalara") and one of the Company's largest shareholders, today released a presentation in response to Avalara’s recent, disingenuous claims about its proposed sale to Vista Equity Partners (“Vista”). The transaction is subject to a vote of shareholders at the Company’s Special Meeting of Shareholders scheduled to be held on October 14, 2022. We will vote against the transaction.

The presentation is available at: https://tinyurl.com/5fyapkdx

As outlined in the presentation, Altair believes that:

•	The Company is intentionally taking a pessimistic tone, in stark contrast to the optimism of its Analyst Day presentation just three months ago. We believe there is no urgent need to sell the Company. Avalara has ample cash and a bright future; its near- and long-term prospects are not meaningfully different than they were three months ago when the Company reiterated its belief that Avalara can become part of every transaction in the world.

•	Avalara appears to be manipulating the data, including by using new and inapposite peer groups and using varying dates and prices without explanation, to manufacture an argument that the Company is being sold at a “premium” valuation. We believe Vista’s offer price – which is well below sell-side analyst price targets prior to the deal and below Avalara’s historical valuation multiple – fails to sufficiently compensate Avalara shareholders for relinquishing their claim on Avalara’s future earnings.

•	The Company’s presentation fails to address some of the most troubling aspects of the deal. The Company has not responded to concerns about the lucrative and long standing relationship between Vista and Avalara’s financial advisor, Goldman Sachs, which has received $80 million from Vista and Vista affiliates over the last two years; the Board's failure to obtain a fairness opinion from an independent financial adviser (i.e. one that did not stand to receive over $70 million contingent upon closing of the deal); and connections between Vista and members of the Board who supported this deal. Nor has Avalara provided rationale for the Board’s decision to re-engage with Vista at a price lower than Vista’s initial indication of interest, even after the Board had terminated the sale process, nor for the Board’s decision to sell the Company during a time of macroeconomic uncertainty and capital markets volatility, which we believe had a significant negative impact on the level of interest from potential acquirers and their ability to finance a transaction and pay a fair price.

Avalara’s presentation is, in our view, disheartening evidence that the Company’s Board was not interested in helping Avalara reach its full potential and is instead seeking a sale of the Company as a means to avoid the hard work of dealing with transient headwinds.

Altair encourages shareholders to read its presentation along with its proxy materials, which are forthcoming.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

In connection with the proposed acquisition of Avalara, Inc. (the "Company") ( NYSE: AVLR) by affiliates of Vista Equity Partners Management, LLC (the "Merger"), the Company entered into an Agreement and Plan of Merger, dated as of August 8, 2022, with Lava Intermediate, Inc., a Delaware corporation ("Parent"), and Lava Merger Sub, Inc., a Washington corporation and wholly owned subsidiary of Parent (the "Merger Agreement"). The Participants (as defined below) intend to file a definitive proxy statement and accompanying proxy card with the SEC to be used to solicit proxies for votes (the "Proxy Solicitation") opposing the adoption of the Merger Agreement at the special meeting of shareholders (the "Special Meeting") and regarding other proposals that may come before the Special Meeting. The Participants in the Proxy Solicitation are anticipated to be Altair US, LLC, a Delaware limited liability company ("Altair US"), and Richard Bailey (collectively, the "Participants"), the Manager of Altair US. As of the date hereof, each of the Participants may be deemed to beneficially own, in the aggregate, 850,892 shares of common stock of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO SROWLAND@SHAREHOLDERSDESERVEBETTER.COM.

Disclaimer

This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any state to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are "forward-looking statements," which are not guarantees of future performance or results, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release and the material contained herein that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Altair US, LLC disclaims any obligation to update the information herein and reserves the right to change any of its opinions expressed herein at any time as it deems appropriate.

ALTAIR US, LLC HAS NEITHER SOUGHT NOR OBTAINED THE CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENTS OR INFORMATION CONTAINED HEREIN THAT HAVE BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY SUCH THIRD PARTIES. EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN, ANY SUCH STATEMENTS OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTIES FOR THE VIEWS EXPRESSED HEREIN.

About Altair US, LLC

Altair is a family office.

Investor Contact

MacKenzie Partners, Inc.

Bob Marese

(212) 929-5500

Media Contact

Stanley Rowland

Phone: (925) 708-5611

srowland@ShareholdersDeserveBetter.com

Exhibit B

INVESTOR PRESENTATION

Responding to Avalara's Misleading Claims

Avalara's Investor Presentation Reinforces Our View That the Transaction Is Flawed

September 2022

Altair US, LLC

AVALARA, INC. (NYSE: AVLR)

Executive Summary

- Avalara's September 23, 2022 investor presentation reinforces our belief that **the Board chose the wrong time to sell, oversaw a flawed sale process and endorsed an inadequate price**
- The **tone of the investor presentation is in stark contrast** to the optimism of the Company's Analyst Day presentation just three months ago
  - We believe the Company is intentionally taking a **pessimistic tone to justify the sale to Vista** at what we think is less than full and fair value for the Company
  - Avalara **appears to be manipulating data** to manufacture an argument that the transaction offers an attractive premium when it does not
- Notably, the Company's presentation **fails to address some of the most concerning issues and facts** about the transaction
- We believe if the transaction were voted down, **Avalara's stock price would soon be exceed the offer price**
- The Company's presentation is, in our view, **disheartening evidence that this Board is not interested in helping Avalara reach its full potential** and is instead seeking a sale of the Company as a means to avoid the hard work of adjusting to transient headwinds
- We intend to **vote AGAINST** the suboptimal transaction with Vista

3

Altair US, LLC

Avalara's Presentation Is a Dramatic Change of Tone from Analyst Day

What Avalara Said Three Months Ago

Why Avalara is a special company
1 Clear, unified vision to be part of every transaction in the world
2 Unrivaled leader in large global market with low penetration and low churn
3 Partner-based company with three powerful competitive moats
4 Expansion to multi-product platform enlarges market opportunity
5 Resilient business model that performs well in good and challenging times
6 Focus on sustaining high growth while driving operating leverage
Avalara

"[A]fter 19 years of doing this, we believe transactional tax automation in the US is still roughly 10% penetrated, and even less so globally, leaving **many years of runway to compound growth** at high rates. And Avalara is a leader in this space, and we believe, is **well-positioned to capture more than the fair share of the market opportunity**."[1]

What Avalara Is Claiming Now

Avalara / Vista transaction represents the best outcome for shareholders in our view
Avalara
Avalara / Vista Transaction
$93.50 per share
✓ Certain cash value, no risk, attractive valuation
Standalone Path
× International rebuild – y/y decline through 2023
× Required U.S. GTM transformation to reaccelerate anemic demand generation
× High sales and marketing attrition contributing to 2022 sales divot
× Required evolution of the executive team to resolve execution challenges and transform operations
× Q2 earnings revenue miss and would need to guide down 2022 revenue expectations
× Challenging and uncertain macroeconomic backdrop
$?? per share

"**Now is the right time to sell** considering expected degradation of performance and **further operating challenges** anticipated as a standalone public company resulting in **significant downside risk**."[2]

We find it dubious that Avalara went from being a "special company" to a company requiring a "multi-year rebuild" and "evolution of the leadership team" in just three months

[1] Source: Avalara Analyst Day, June 28, 2022.
[2] Source: Avalara Investor Presentation, filed with the SEC on September 23, 2022.

4
Altair US, LLC

We Believe Avalara Is Misrepresenting the Strength of Customer Demand

What Avalara Said Three Months Ago

Strong core customer growth
Core Customers by Segment
7,194
4,744
4,474
2,272
477
Other ESB SMB-S SMB-M UMM + Enterprise
1Q19 1Q20 1Q21 1Q22
Core Customer TTM Revenue
1Q22 ($millions)
$8 Other
$71 ESB
$172 UMM + Enterprise
$178 SMB-M
$170 SMB-S
ESB Other SMB-M SMB-S UMM + Enterprise
Average TTM Revenue per Core Customer
Thousands
$76
$40
$24
$17
$15
Other ESB SMB-S SMB-M UMM + Enterprise
1Q19 1Q20 1Q21 1Q22

"[W]e have had **meaningful growth seen across our core customers** across all size segments and have grown our total core customer count by 22% in each of 2021 and Q1 of 2022… [O]ur average **trailing 12-month revenue per core customer has increased meaningfully** by segment."[1]

What Avalara Is Claiming Now

Avalara requires a go-to-market transformation that we believe will increase volatility and weigh on growth
Avalara
Rebuilding U.S. GTM operations required to efficiently support growth and execute multi-product, multi-segment, and multi-geo strategy
Current GTM operations requires a rebuild to support demand generation growth
Execution challenges and high attrition have left a divot in 2022 new and upsell bookings
Tax-related searches and AVLR website organic clicks down 20% y/y
10% decline in won deals in 1H22
2H22 plan would need 33% y/y increase in leads after a 9% decline in 1H22
Transformation will take time and require leadership and team changes

"Current [go-to-market] operations **requires a rebuild** to support demand generation growth."[2]

Avalara is now claiming that it requires a dramatic "go-to-market transformation to reaccelerate anemic demand" when just three months ago it was touting strong customer growth

[1] Source: Avalara Analyst Day, June 28, 2022.
[2] Source: Avalara Investor Presentation, filed with the SEC on September 23, 2022.

5
Altair US, LLC

Avalara Has Touted the Resilience of Its Business to Macro Factors

What Avalara Said Three Months Ago

60%
Of U.S. subscriptions and returns revenue is from tax calculation products
40%
Of U.S. subscriptions and returns revenue is from tax returns and compliance management products
› Most compliance products fluctuate minimally with economic activity
› Calculation products are insulated from economic activity because of our wide tiered pricing bands

"Our **business model has proven to be resilient**, historically showing **low volatility in good and challenging times** because our customers must always calculate taxes and file returns. And, our **pricing model is designed to absorb downside shocks** and upside bounces amid changes in economic activity. All this continues to reinforce our belief that **we can compound growth organically in the 20% to 25% range** for years to come…"[1]

What Avalara Is Claiming Now

Avalara expects the challenging macroenvironment and high interest rates to continue to weigh on its valuation for a protracted period
Avalara
NTM Time-Weighted Revenue Multiple Since Avalara's IPO to Last Trading Day Prior to Deal Announcement (05-Aug-2022)
High growth software valuation multiples typically exhibit an inverse relationship with interest rates
35x
30x
25x
20x
15x
10x
5x
0x
6.0 %
5.0 %
4.0 %
3.3 %
3.0 %
2.0 %
8.8 x
8.1 x
1.0 %
0.0 %
6-Jul-2022
Avalara Undisturbed Multiple
Prior to Leak: 6.8 x
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Avalara
Peer Median
20Y Treasury Yield
Q2 Earnings Represented Avalara's First Miss and Would Likely Have Required Avalara to Lower Its Forward Guidance
Q2'22 Revenue
Prior to Q2'22, Avalara has beat top-line consensus estimates 15 out of 16 quarters, with median beat of 7%
$ 209.1
(0.3)%
$ 208.6
Consensus Estimates
Actual
FY2022E Revenue
Lower expected 2022 performance and major execution challenges would likely have required Avalara to modify public guidance previously disclosed in Q1 earnings
$ 904
(4)%
$ 869
May Projections
July Projections
Source: FactSet, Bloomberg, Avalara merger proxy, Public filings, Capital IQ, IBES
Note: $ in millions

"**Avalara expects the challenging macroenvironment [sic] and high interest rates to continue to weigh on its valuation** for a protracted period."[2]

We agree with the Company's remarks at its Analyst Day and believe it is insulated from economic challenges and remains positioned to grow in the current environment

[1] Source: Avalara Analyst Day, June 28, 2022.
[2] Source: Avalara Investor Presentation, filed with the SEC on September 23, 2022.

6
Altair US, LLC

Avalara Remains a Fundamentally Strong Business

We do not believe a $500,000 revenue "miss" in one quarter has any bearing on Avalara's ability to realize long-term value

Avalara expects the challenging macroenvironment and high interest rates to continue to weigh on its valuation for a protracted period
Avalara
NTM Time-Weighted Revenue Multiple Since Avalara's IPO to Last Trading Day Prior to Deal Announcement (05-Aug-2022)
High growth software valuation multiples typically exhibit an inverse relationship with interest rates
35x
30x
25x
20x
15x
10x
5x
0x
5.0 %
4.0 %
3.3 %
3.0 %
2.0 %
1.0 %
0.0 %
8.8 x
8.1 x
6-Jul-2022
Avalara Undisturbed Multiple Prior to Leak: 6.8 x
Jul-18
Jan-19
Jul-19
Jan-20
Jul-20
Jan-21
Jul-21
Jan-22
Jul-22
Avalara
Peer Median
20Y Treasury Yield
Q2 Earnings Represented Avalara's First Miss and Would Likely Have Required Avalara to Lower Its Forward Guidance
Q2'22 Revenue
Prior to Q2'22, Avalara has beat top-line consensus estimates 16 out of 16 quarters, with median beat of 7%
$ 209.1
(0.3)%
$ 208.6
1
Consensus Estimates
Actual
FY2022E Revenue
Lower expected 2022 performance and major execution challenges would likely have required Avalara to modify public guidance previously disclosed in Q1 earnings
$ 904
(4)%
$ 869
2
May Projections
July Projections
Source: FactSet, Bloomberg, Avalara merger proxy, Public filings, Capital IQ, IBES
Note: $ in millions
1 Avalara peers include Alteryx, BigCommerce, Blackline, Coupa, Datadog, Elastic, HubSpot, MongoDB, Okta, PagerDuty, Paylocity, Shopify, Smartsheet, Zscaler.

③ **Avalara Revenue Projections**[1]

$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
+27% CAGR
$904
$869
-4%
$1,160
$1,106
-5%
$1,475
$1,405
-5%
$1,855
$1,793
-3%
2022E
2023E
2024E
2025E
May Projections
July Projections

1. Avalara's Q2 2022 revenue "miss" was $500,000; we do not believe this is material, let alone that it portends a deterioration in the Company's prospects

2. This "downward revision" in guidance still implies 24% YoY revenue growth, which is consistent with the Company's long-term goal of compounding revenue at 20-25%[2]

3. The Company's July Projections – which reflect the Company's greater pessimism – still imply revenue growing at a CAGR of 27.1% through 2025; this is essentially unchanged from the May Projections, which implied a CAGR of 27.3%[3]

[1] Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022, at pages 63-64.
[2] Source: Avalara Analyst Day, June 28, 2022 ("[We believe] that we can compound growth organically in the 20% to 25% range for years to come…").
[3] Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022, at pages 63-64.

7
Altair US, LLC

Avalara Appears to Be Manipulating the Data to Manufacture a "Premium"

We believe the "premium multiple" touted by Avalara's Board is illusory and based on a fundamentally flawed analysis

The Vista transaction represents a premium multiple compared to public software long-term and current trading multiples
Avalara
Transaction multiple following downward guidance revision absent a deal would likely have been higher
8.8 x
6.8 x
6.2 x
6.3 x
8.3 x
1
2
3
Avalara @ Vista Transaction
Avalara @ Undisturbed (06-Jul-2022)
Peer Median[1] as of 22-Sep-22
S&P 500 Software[2] Long Term Avg.
Bessemer Cloud[3] Long Term Avg.
Source: Avalara merger proxy, public filings, Capital IQ, IBES, Thomson Reuters; Market data as of 22-Sep-2022
Note: Avalara's NTM revenue multiple @ Vista transaction based on next four quarters Street consensus estimates. Other multiples' NTM Revenue based on time-weighted Street consensus estimates.
[1] Avalara peers include Alteryx, BigCommerce, Blackline, Coupa, Datadog, Elastic, HubSpot, MongoDB, Okta, PagerDuty, Paylocity, Shopify, Smartsheet, Zscaler.
[2] S&P 500 Software long term average since 2012.
[3] Based on 75 companies from Bessemer Venture Partner's Nasdaq Emerging Cloud Index (EMCLOUD). Long term average since 2013 due to the lack of a meaningful number of constituents in 2012.

(1) Illustrative EV/NTM Revenue Multiples with an Appropriate Control Premium[1]

14.0x
12.0x
10.0x
8.0x
6.0x
4.0x
2.0x
0.0x
8.8x
9.2x
10.0x
12.1x
At Transaction Date
Avalara
Bessemer Cloud Index
Comparable Public Companies
S&P 500 Software Index

1	Using comparable *trading* valuations rather than comparable precedent *transactions* fails to account for an appropriate control premium; we estimate that these multiples should each be ~26% higher (as shown in the chart at right)[1]
2	Avalara is using a 10-year multiple; in our view, this is unusual and flawed because it does not reflect the state of the markets when Avalara's deal was signed or today; Goldman Sachs did not use this methodology in *any* of the other transactions in its Selected Transactions Analysis for which it provided a fairness opinion
3	Neither of these two indices were included as part of Goldman's fairness opinion analysis that was approved by Goldman's Fairness Committee

[1] Source: FactSet. Data as of August 5, 2022 ("Transaction Date"). Index / peer data represents median with a 26% premium applied, which reflects the median one-day premium for the companies used in Goldman Sachs' Selected Transactions Analysis, as Avalara's Definitive Proxy Statement, filed with the SEC on September 12, 2022, at page 56.

8

Altair US, LLC

Avalara Appears to Present an Inaccurate Revenue Multiple

The Vista transaction represents a top decile revenue multiple compared to the broad set of historical software transactions
Avalara
U.S. Public Software All-Cash Transaction >$1bn Since 2012
2
3
Median Transaction NTM EV / Revenue
90th Percentile 8.6 x
75th Percentile 7.4 x
50th Percentile 5.1 x
Vista Transaction Implied Multiple
(Prior to the effect of Q2 earnings and likely downward guidance revision):
8.8x
1
2.5 x
5.4 x
3.7 x
4.5 x
5.0 x
3.5 x
5.7 x
6.2 x
8.0 x
5.2 x
7.2 x
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022YTD
Source: FactSet. Avalara employee FAQ filed as a DEFA14A as of 20-Sep-2022
Note: Precedent software NTM revenue multiples compiled from FactSet. Avalara transaction implied multiple as disclosed in the employee FAQ filed as a DEFA14A.

Total Transaction Value / NTM EBITDA[1]

Per Share Consideration	$93.50
x Common Shares Outstanding	88,557,882
Total Equity Value	$8,280
Plus: Total Debt	$1,019
Less: Cash	$1,461
Total Transaction Value	$7,838
Divided by: Analyst consensus NTM Revenue (as of July 31)	$957.5
TTV/NTM Revenue:	**8.2x**

1. Avalara appears to be using an inaccurate revenue multiple. Based on our calculations (shown below), the Total Transaction Value / NTM EBITDA is 8.2x,[1] not 8.8x, as Avalara optimistically states. (If the deal were truly at 8.8x, the value to shareholders would be $100 per share.)

   We find it curious that Avalara would cite as its source for this data an employee FAQ, rather than analyst consensus estimates, as it uses for comparable transactions

2. Again, Avalara appears to be using a 10-year look-back period, which is inconsistent with the methodology used by its financial advisor in its fairness opinion[2]

3. The universe of comparable transactions – *all* U.S. software companies – is, in our view, far too broad and likely contains dozens of irrelevant deals

   In its fairness opinion, Goldman selected 23 precedent transactions,[3] most of which involved high-growth, SaaS-based businesses like Avalara's

   It is worth noting that the median multiples for these selected transactions were 8.9x NTM Revenue,[4] which is substantially higher than the 8.2x NTM Revenue multiple for Avalara

[1] Source: FactSet and Company filings. Data as of August 5, 2022 ("Transaction Date").
[2] Source: Avalara's Definitive Proxy Statement, filed with the SEC on September 12, 2022, at page 56 ("Goldman Sachs calculated and compared the implied EV/NTM revenue multiple… at the time each such transaction was announced.").
[3] *Id.*
[4] *Id.*

9

Altair US, LLC

Avalara Appears to Be Applying the Wrong Price to Its Post-Earnings Premium Analysis

Even if Avalara's stock had declined 10% after Q2 earnings, the Vista premium would still have been underwhelming, in our view

Transaction multiple and premium would be even higher if potential effects of post-Q2 trading and estimate revision are considered

Avalara

We believe undisturbed price and consensus estimates would likely have been lower given Q2 earnings and likely downward guidance revision

Illustrative Implied Deal Premia

Offer Price: $93.50		Illustrative Undisturbed Price	Implied Deal Premium
Illustrative Post-Earnings Stock Movement	0 %	① $ 73.54	27 %
	(10)	66.19	41
	(20)	58.83	59
	(30)	51.48	82

U.S. Public Software All-Cash Transactions >$1bn Since 2012: 24% Median ②

Illustrative Implied Deal Multiples

Transaction EV: $8.4bn		Illustrative NTM Revenue	Implied Deal Multiple
Illustrative Post-Earnings Consensus Revenue Revision	0 %	$ 957	8.8 x
	(2)	938	9.0
	(4)	919	9.2
	(6)	900	9.4

③

Illustrative Transaction Premium Given Theoretical Post-Earnings Stock Movement[1]
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
27%
13%
41%
26%
59%
42%
82%
62%
4
Post-Earnings Stock Movement
0%
-10%
-20%
-30%
Avalara's Flawed Analysis
Premium Using Avalara Price at Earnings Announcement

1	Avalara is assuming that its stock price would have remained unchanged from July 6 to August 5; we believe Avalara's stock price would have traded in a manner consistent with its peers (i.e., increasing by approximately 12% from July 6 to August 5, in-line with the peer median); therefore, any "post-earnings stock movement" calculations should be applied to an implied price of $82.55 per share, not $73.54
2	Avalara is again using a new comparator that was not included in Goldman's fairness opinion ("All US public software all-cash transactions >$1bn since 2012")
3	Avalara seems to be basing its EV/NTM revenue multiple on its employee FAQ as of September 20, 2022, rather than Street estimates, unlike the measure it uses for the peers
4	Given that Avalara's stock price has moved up or down by more than 20% on just 1 trading day out of over 1,000 since its IPO,[2] we view these outcomes as less likely

[1] Source: Avalara Investor Presentation, filed with the SEC on September 23, 2022 and FactSet. "Median 1-Day Premium of Precedent Transactions" based on comparable transactions in the "Selected Transactions Analysis" of the Company's financial advisor. See Avalara's Definitive Proxy Statement, filed with the SEC on September 12, 2022, at page 56.
[2] Source: FactSet. Data as of August 5, 2022, the last trading day prior to the announcement of the transaction.

10

Altair US, LLC

In Our View, Avalara Overstates the Independence of Its Board

Avalara has strong board oversight, with experienced independents and robust M&A transaction experience
Avalara
Bruce Crawford
SVP of Jacobs, Former CIO of US Army
Robin Foote
Partner of Noventas
Edward Gilhuly
Founder of Sageview Capital
Bill Ingram
Former CEO of Avalara
Marcela Martin
President of BuzzFeed
Scott McFarlane
Cofounder and CEO of Avalara
Tami Reller
CEO of Duly Health and Care
Brian Sharples
Cofounder and former CEO of HomeAway
Rajeev Singh
CEO of Accolade
Srinivas Tallapragada
Chief Engineering Officer of Salesforce
Kathy Zwickert
Former Chief People Officer of NetSuite
Independent Directors
1
82%
Independent Board
2
3+ Month
Review Process
3
11
Board Meetings Held during the Process

Avalara appears to count as "independent" two directors with longstanding relationships with Vista, its principals and its portfolio companies

1. Marcela Martin serves on the Board of a Vista-controlled company, Cvent, with four other Vista professionals, including the Vista partner responsible for the Avalara deal[1]

   Rajeev Singh has served on the board of a company that Vista acquired[2]

2. The Company suggests a three-month sale process is exceptional or evidence that the Board's sale process was particularly robust; in reality, a three-month process is merely typical[3]

3. The number of meetings does not, in our view, have any bearing on how comprehensive the process was or how aggressively the Board negotiated on behalf of shareholders; we do not believe this is a particularly relevant data point

Avalara neglects to mention that its CEO stands to realize approximately $30 million in golden parachute compensation as a result of this transaction;[4] we believe this would have been a vastly more attractive outcome to him than the "leadership changes"[5] that the Board was apparently contemplating

[1] Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022, at page 60.
[2] *Id.*
[3] Analysis of the length of the sale processes among the companies used by Avalara's financial advisor in its Selected Transactions Analysis, the average length of the sale process was 3.2 months.
[4] Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022, at page 70.
[5] Source: Avalara Investor Presentation, filed with the SEC on September 23, 2022, at page 8 ("Transformation will take time and require leadership and team changes").

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Altair US, LLC

Avalara Appears to Misrepresent a Process with Limited Competitive Tension

Avalara ran a robust 3+ month competitive sale process
Avalara
May 19, 2022
Following a review of the business performance and outlook, Avalara's BoD approved Goldman Sachs to begin outreach to a targeted group of financial investors
June 13, 2022
On behalf of Avalara, Goldman Sachs sent a letter to interested parties requesting initial indications to be submitted by June 22, 2022
July 7, 2022 and After
Various media reports speculated that Avalara had been contacted by Vista regarding a potential acquisition. Thereafter, representatives of Goldman Sachs received inquiries of varying degrees of seriousness from a variety of parties; none presented a proposal to acquire Avalara
April 2022
Board conducted review of broad range of strategic alternatives, including standalone path
Initial outreach
8 parties
Goldman Sachs contacted 7 financial sponsors
An additional Party G (majority owner of Company B) contacted Avalara expressing interest in a transaction
Initial diligence
7 parties
participated in initial diligence and management meetings
Parties B, C, and E expressed interest to partner with additional PE firms to help finance a potential acquisition of Avalara
Initial indications
2 parties
submitted initial indications of interest
Reasons Parties Cited for Not Submitting Bids
Concerns around operating plan
Market conditions
Size of deal and valuation
Party G: Difficulty of achieving significant synergies with Company B
Second round diligence
2 parties
participated in second round diligence, including previewing Q2 earnings
Reasons Party A Cited for Not Submitting a Revised Bid
Q2 performance below management expectations and 2022 likely to follow
Unfavorable macroeconomic conditions
Revised price would likely be substantially below previous offer and not attractive
Continued negotiation to final proposal
1 party (Vista)
submitted revised indication of interest and continued to negotiate a final fully financed proposal following several price increases
1
2
3
4
Source: Avalara merger proxy
20

1

Of the 7 parties involved in Goldman's "initial outreach," 5 appear to have proactively and independently reached out to Avalara expressing an interest in the Company[1]

The 8th party appears to have been overlooked by Goldman during its initial round of outreach and reached out to management independently a month after the sale process had started[2]

2

Goldman's outreach did not appear to extend to *any* strategic acquirers

We believe strategics could have paid a higher price for Avalara and should have been contacted as a means of maximizing the potential universe of buyers during the sale process

3

Though this chart makes it appear as if there was competition until the penultimate stage of the sale process, Party A's last engagement with Avalara was on July 8, leaving Vista as the only interested party for almost a full month[3]

4

The implication that the Board spent time negotiating with Vista is misleading; there was no change to Vista's proposed price from July 19 to August 4; the two price increases came in a span of three days from August 4 to August 7, during which time Avalara's stock was trading above $94 per share

In our view, because Goldman Sachs' outreach was limited and potential interest was inhibited by macroeconomic factors, the Board's process was neither "competitive" nor "robust"

[1] Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022, at page 34 (indicating that Parties A-D had reached out to Avalara in March and April 2022) and 36 (indicating that Party E appears to have reached out to Avalara independently of Goldman's process).
[2] *Id.* at page 36 (indicating that Party G, which does not appear to have been on Goldman's initial list of targets, reached out to Avalara on May 29, a month after the Board determined to initiate a sale process on April 27).
[3] Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022, at page 40 (indicating Party A met with Avalara to conduct due diligence on July 8, but had no further engagement with the Company and failed to submit a definitive proposal).

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Altair US, LLC

In Our View, Avalara's Board Did Not Negotiate "Heavily"; It Caved

Avalara heavily negotiated to maximize potential shareholder value
1
Preliminary Bids
2
Subsequent Negotiation
6/23/22
$97.00 - $101.00
Preliminary indication of interest
1
6/23/22
$90.00 - $95.00
Preliminary indication of interest
7/12/22
Party A informed they would not submit a revised indication because of Q2 underperformance, unfavorable macro conditions, and the revised indication would likely be substantially below the preliminary indication
7/10/22
Preview of Q2 earnings with Vista and Party A
2
7/19/22
$91.00
Unsolicited revised indication of interest
8/4/22
$91.00
Verbal indication
8/4/22
$97.00-101.00
Avalara first counter
8/4/22
$92.75
Revised indication
8/5/22
$95.75
Avalara second counter
3
8/5/22
$93.50
"Best and final" per Vista
Avalara
Vista
Party A
June 2022
July 2022
August 2022
Source: Avalara merger proxy

1

- Avalara attempts to depict Party A as a genuine competitor to Vista, but Party A never submitted a final bid; by July 12, Vista was the only party left in the process
- Like several other parties, Party A withdrew citing, among other issues, continued deterioration of the macroeconomic environment[1]

2

- After Vista failed to submit a bid by the due date, the Board terminated the sale process[2]
- In our view, the Board should have held firm in its decision that the sale process had not yielded an acceptable offer and recommitted to achieving Avalara's transformation in the public markets
- Instead, the Board appeared to eagerly re-engage with Vista even after it presented a significantly inferior indication of interest[3]

3

- Avalara's Board seems to desire recognition for "heavily negotiating" a 3% price bump
- However, this "heavily negotiated" price is nearly 4% *lower* than the low end of Vista's initial indication of interest

In our view, the Avalara Board should not be credited for re-engaging with Vista and accepting an offer price that was below Vista's initial indication of interest

[1] Source: Avalara Definitive Proxy Statement, filed with the SEC on September 12, 2022 at page 41 ("Party A informed Goldman Sachs that they would not submit a definitive proposal because… general macroeconomic conditions were uncertain and unfavorable…").
[2] *Id.*
[3] *Id.* at page 42 (indicating that after Vista submitted a revised indication of interest at $91/share – which Scott McFarlane noted was significantly lower than Vista's initial range – the Board nevertheless directed its counsel to advance the merger agreement with Vista).

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Altair US, LLC

Avalara's Claim That a Majority of Analysts Support the Deal is Misleading

Following review of the proxy statement, majority of analysts endorsed the timing of the sale and the attractiveness of the deal price — Avalara

Timing is Right

"The filing also enumerated a number of compounding operational and market-related challenges that have been building in recent quarters, **introducing substantial amount of uncertainty regarding the company's ability to execute on its strategic vision over the next couple of years**... Given the incremental information provided in the proxy filing, we see another offer as unlikely." (1)
— William Blair, 24-Aug-2022

"We continue to believe that the agreed-upon **acquisition by Vista will remain the best near term offer for AVLR... we believe shares would likely face significant near-term pressures should the sale not proceed** until investors can gain greater confidence on its recent investor day outlook." (2)
— Raymond James, 23-Aug-2022

Price is Attractive vs. Standalone

"**We believe the company is fairly priced** as it was sold to Vista Equity Partners because: 1) several additional PE firms contacted Avalara financial advisor... none submitted any oral or written indication of interest following the initial contact, while **no strategic party expressed interest; and 2) Avalara's 2Q22 revenue came in below expectations and there is uncertainty surrounding the company's expected performance ...**" (4)
— JMP Securities, 29-Aug2022

"In Vista [Avalara] found a partner with a proven track record of driving efficient growth, so it would not surprise us to see Avalara reemerge in the years ahead with a different look... **when you assume forward estimates were very likely moving lower, the multiple becomes even more appealing**." (4)
— Canaccord Genuity, 8-Aug-2022

"This acquisition was announced in conjunction with Q2 results that were mixed with the lowest q/q subscription growth rate of 1.9% in five years and a sharp moderation in calculated billings growth that slipped to 17% vs. 28% last quarter. **Justification of a higher premium appear challenging from a timing perspective given the uncertain macro backdrop and mixed operating results.**" (3) (4)
— Piper Sandler, 8-Aug-2022

Source: Wall Street research
Note: Select quotes bolded for additional emphasis.

1 This selective quote merely states that another offer is unlikely

William Blair's full remarks on the deal, which Avalara omits, were: *"Given Avalara's leading position in the large and underpenetrated market for tax compliance automation software, our initial view is that **the proposed transaction price is somewhat underwhelming**."*[1]

2 Only states that Avalara's price may face near-term pressure if the sale does not proceed

On the deal, Raymond James also stated: *"[W]e are a little **surprised at AVLR's willingness to sell at $93.50** given its recently laid out medium-term targets ($250 million of FCF by CY 25) and an aspirational goal of reaching $3 billion in revenue."*[2]

3 Like other analysts, Piper Sandler notes that a higher premium was unlikely to be obtained given the macroeconomic environment and the Company's mixed Q2 operating results; we believe this reinforces our view that now was not the right time to sell the Company

4 Even if we assume that every analyst on this page is supportive (which we do not believe is the case), Avalara has 13 coverage analysts covering the stock;[3] to claim that a "majority" of analysts "endorse" the deal is misleading

Avalara appears to be misinterpreting analyst sentiment to manufacture support for the transaction

[1] Source: William Blair Analyst Note, August 8, 2022.
[2] Source: Raymond James Analyst Note, August 8, 2022.
[3] Source: Bloomberg.

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Altair US, LLC

Conclusion

- We **remain convinced that Avalara is a fundamentally strong business** with excellent long-term growth prospects
- Despite the Company's near-term challenges – several of which seem to have been introduced for the first time in its recent investor presentation – we believe **Avalara is well-positioned as a market leader with limited competition** and a strong competitive moat
- The Board appears to have anticipated near-term headwinds and determined that, rather than work to fortify the business and evolve the leadership team, the best outcome was a fire sale in a difficult financing market
  - We disagree; we believe **the Board's decision was the easy one, but not the optimal one** for shareholders
- This transaction suffers from:
  - Bad timing
  - A poorly designed process
  - An inadequate price

Don't be misled by Avalara's false and misleading claims – join us in voting the GOLD proxy card AGAINST the sale to Vista

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Altair US, LLC

Contact Information

MacKenzie Partners, Inc.

Shareholders Call Toll-Free: (800) 322-2885
Email: proxy@mackenziepartners.com

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Altair US, LLC